UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2021

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On April 26, 2021, SeaWorld Entertainment, Inc. (the “Company”) announced the appointment of Mr. Christopher Yarris as Chief Accounting Officer of the Company effective April 26, 2021.  In this capacity, Mr. Yarris will report to Elizabeth Castro Gulacsy, the Company’s Interim Chief Financial Officer and Treasurer.

Pursuant to his employment offer letter, Mr. Yarris will receive an annual base salary of $275,000;  (ii) an annual bonus opportunity with a target amount equal to 60% of his base salary (which, for fiscal year 2021, will be pro-rated), with 50% payable in cash and 50% payable in fully vested Company common stock consistent with the terms and conditions of the Company’s 2021 annual bonus plan; (iii) a long-term incentive opportunity with a target amount equal to 80% of his base salary (which will be pro-rated), with 50% payable in non-qualified stock options and 50% payable in performance vesting restricted stock.  In addition, Mr. Yarris will receive (i) a one-time grant of non-qualified stock options in respect of a number of shares of the Company’s common stock equal to $100,000 divided by the price of the Company’s common stock on the date of grant and an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant which will vest in three equal annual installments over the first three anniversaries of the date of grant; (ii) a one-time grant of restricted stock units with a value on the grant date equal to $150,000 which will vest in three equal annual installments over the first three anniversaries of the date of grant; (iii) a one-time grant of performance stock units under the Company’s 2021 long-term incentive plan with a value on the grant date (using the price of the Company’s common stock) equal to $100,000 which will vest subject to the achievement of certain performance goals during the 2021-2023 calendar years (or, extended through the end of the 2024 calendar year, as applicable) to be determined by the Compensation Committee, subject to Mr. Yarris’s continued employment by the Company on the date of the applicable final determination.  Mr. Yarris will also participate in the Company's Key Employee Severance Plan.

Prior to joining the Company, Mr. Yarris, 50, served as Vice President and Corporate Controller of Norwegian Cruise Line Holdings Ltd. from 2020 to 2021. Prior to that, Mr. Yarris served as Chief Financial Officer, North America of Keter Group from 2017 to 2019 and from 2011 to 2017, he served as Vice President and Corporate Controller of Newell Brands Appliance and Cookware Division. Prior to that time, Mr. Yarris served as a Director of Transaction Services and held various other roles of increasing responsibility at PricewaterhouseCoopers LLP during his tenure from 1993 to 2011. Mr. Yarris holds a bachelor’s degree in Accountancy from John Carroll University and is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Yarris and any other persons pursuant to which Mr. Yarris was elected to serve as Chief Accounting Officer. There are no family relationships between Mr. Yarris and any director or executive officer of the Company and there are no transactions between Mr. Yarris and the Company that would be required to be disclosed pursuant to Item 401(a) of Regulation S-K.

Interim Chief Financial Officer and Treasurer

In connection with the appointment of Mr. Yarris to serve as Chief Accounting Officer, Ms. Gulacsy who, since April 2020, has been serving as both Chief Accounting Officer and Interim Chief Financial Officer and Treasurer of the Company, will relinquish her role of Chief Accounting Officer in order to devote more time to her broader financial responsibilities.  She will continue in her position as Interim Chief Financial Officer and Treasurer of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 26, 2021	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary